Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
of Mutual of America Investment Corporation:

We consent to the incorporation by reference, in this Registration Statement on Form N-14, of our report dated February 28, 2006, on the statements of assets and liabilities, including the summary of portfolios of investments in securities, of Short-Term Bond Fund and Mid-term Bond Fund (“the Funds”) of Mutual of America Investment Corporation as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Mid-Term Bond Financial Highlights”, “Additional Information about the Funds”, “Representations and Warranties” and “Financial Statements” included in this Registration Statement on Form N-14.

KPMG LLP

New York, New York
June 2, 2006